Exhibit 99.1

NEWS RELEASE

Contacts:	Susser Holdings Corporation Mary Sullivan, Chief Financial Officer (361) 693-3743, msullivan@susser.com

DRG&L Ken Dennard, Managing Partner (713) 529-6600, ksdennard@drg-l.com Anne Pearson, Senior Vice President (210) 408-6321, apearson@drg-l.com

Susser Holdings Reports Third Quarter 2010 Results

•	Same-store merchandise sales up 3.4%

•	Adjusted EBITDA(1) of $37.2 million, up 12.5%

•	Gross profit of $129.4 million, up 8%

CORPUS CHRISTI, Texas, November 9, 2010 – Susser Holdings Corporation (NASDAQ: SUSS) today reported that same-store merchandise sales for the third quarter of 2010 increased by 3.4 percent, compared with growth of 3.1 percent in the second quarter of this year and 4.0 percent in the third quarter a year ago. Retail merchandise margin for the three months ended October 3 was 33.8 percent, versus 33.9 percent in the prior quarter and 33.0 percent in the third quarter of 2009. Retail fuel margins for the quarter were 22.8 cents per gallon, versus 24.8 cents in the second quarter and 19.7 cents in the third quarter of 2009.

Adjusted EBITDA(1) in the third quarter totaled $37.2 million, compared with $33.1 million a year ago, an increase of 12.5 percent, which reflects higher margins and sales volumes for both fuel and merchandise. Companywide gross profit totaled $129.4 million, up 8.0 percent. Total revenues increased 9.6 percent versus the third quarter of last year to $966.4 million, which reflects a 12.1 percent increase in combined retail and wholesale fuel revenues and a 2.9 percent increase in merchandise sales.

Net earnings totaled $9.0 million, or $0.52 cents per diluted share in the latest quarter, compared with net income of $6.5 million, or $0.38 cents per diluted share a year ago.

“We continued to see steady year-over-year growth in both merchandise and fuel volumes in the third quarter, and stronger margins across our retail and wholesale divisions drove improvements in gross profit and Adjusted EBITDA,” said Sam L. Susser, President and Chief Executive Officer.

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“Strength in the energy sector continues to contribute to our same store sales growth. Retail fuel margins were above our five-year average for the third quarter, and increased sales of diesel fuel suggests that overall commercial activity in our market areas is continuing its recovery.

“Although most of our markets are stable or slowly recovering, our customers remain very value conscious, particularly in South Texas. We remain focused on competitive pricing and on expense control, even as we deliver the same level of quality and delicious food that Stripes and Laredo Taco Company customers have come to expect.

“We continue to selectively make acquisitions, and are very pleased with the most recent expansion of our wholesale dealer supply network. We added 39 dealer sites to which we are now supplying motor fuel, and also acquired a big box convenience store in Houston. The majority of these locations are branded with either the Chevron, Texaco or Mobil flags.”

The acquisition was closed on October 11 and funded with cash. The terms were not disclosed, as the transaction value was not material.

New Convenience Store/Wholesale Dealer Site Update

The Company opened four new large format retail stores during the third quarter, including the one acquired, bringing the total number in operation as of October 3 to 525. Three additional stores have already been opened in the fourth quarter, and one smaller store was closed. Five more stores are currently under construction, four of which are expected to open by the end of 2010.

In its wholesale operations, Susser added three new dealer sites and discontinued seven during the third quarter. The October acquisition brings the total number of branded wholesale dealer sites supplied to 422.

Third Quarter Financial and Operating Highlights

Merchandise – Same-store merchandise sales increased by 3.4 percent during the third quarter, compared with an increase of 4.0 percent in the third quarter of 2009. Same-store sales figures exclude the seven Village Market grocery stores divested in May 2010. Merchandise gross profit, after deducting shortages, totaled $70.0 million, an increase of 5.6 percent versus the third quarter of last year. Net merchandise margin was 33.8 percent, versus 33.0 percent a year ago. Total Company merchandise sales were $207.0 million, up 2.9 percent versus the third quarter of last year. Average merchandise sales per store per week were approximately $30,500, compared to $29,800 in the third quarter of 2009.

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Retail Fuel – Retail store fuel volumes increased 5.6 percent from a year ago to 185.1 million gallons in the third quarter of 2010. Average gallons sold per store per week increased by 3.9 percent to approximately 27,500. Retail fuel revenues totaled $489.1 million, an increase of 14.4 percent, as a result of a 20-cent-a-gallon increase in motor fuel prices at the pump and the 5.6 percent increase in volumes sold. Retail fuel gross margins in the latest quarter were 22.8 cents per gallon, or 18.5 cents after deducting credit card expense, compared with 19.7 cents per gallon a year ago, or 15.8 cents after deducting credit card expense. Retail fuel gross profit was $42.1 million, up 21.7 percent from the third quarter of 2009.

Wholesale Fuel – Wholesale fuel volumes sold to dealers and other third-party customers during the latest quarter declined 2.5 percent from a year ago to 122.1 million gallons. Wholesale fuel revenues increased 8.0 percent to $260.1 million as a result of a 21-cent-per-gallon increase in the average selling price of fuel. Wholesale gross margin per gallon was 5.9 cents, compared with 5.1 cents per gallon a year ago. Wholesale fuel gross profit grew by 13.5 percent to $7.2 million.

Year-to-Date Financial and Operating Highlights

For the nine months ended October 3, 2010, Susser reported same-store merchandise sales growth of 3.0 percent, with total merchandise sales of $606.3 million, up 4.0 percent versus the comparable period last year. Merchandise margin was unchanged from a year ago at 33.5 percent. Adjusted EBITDA(1) totaled $95.9 million, up 24.1 percent. Gross profit increased 11.1 percent to $360.9 million, reflecting improved margins in all of the Company’s business segments. Total revenues for the nine months were $2.9 billion, up 22.5 percent versus the year-earlier period.

On a reported basis Susser had net income of $2.1 million, or $0.12 per diluted share, through the first three quarters, versus net income of $7.7 million, or $0.45 per diluted share for the comparable period in 2009. Excluding a charge for early retirement of debt in the second quarter of 2010, the Company would have reported net income of $17.8 million, or $1.04 a share for the first nine months of 2010. The Company is on track to exceed its internal goals for 2010 and has therefore recorded $5.0 million in bonus and 401(k)/profit sharing in excess of the amount recorded during the first nine months of 2009. $1.3 million of this increase is recorded in personnel expense and $3.7 million is recorded in general and administrative expense.

The Company ended the quarter with trailing 12 months Adjusted EBITDA(1) of $110.8 million and net debt (total debt less unrestricted cash) of $372.8 million. The Company’s ratio of net debt to Adjusted EBITDA(1) was 3.4 times at the end of the third quarter.

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(Please note that fourth quarter 2010 results will include results of 13 weeks of operations, whereas the fourth quarter of 2009 included results of operations for 14 weeks.)

2010 Guidance

The Company has revised its guidance for 2010 as follows:

	New FY 2010 Guidance	Previous FY 2010 Guidance	9 Mos 2010 Results	FY 2009 Results
Merchandise Same-Store Sales Growth (a)	3.5%-4.75%	2.0%-4.0%	3.0%	3.3%
Merchandise Margin, Net of Shortages	33.2%-33.8%	33.0%-33.8%	33.5%	33.3%
Retail Avg./Store/Week Gallons Growth	2.0%-3.5%	0.0%-3.0%	1.8%	2.3%
Retail Fuel Margins (cents/gallon) (b)	17.5-19.0	14.0-17.0	19.6	14.6
Wholesale Fuel Margins (cents/gallon)	4.5-5.5	3.5-5.5	5.3	4.1
New Retail Stores (c)	13-14	10-15	7	15
New Wholesale Dealer Sites (c)	49-58	15-30	8	34
Gross Capital Spending (d) ($ million)	$85-$100	$50-$75	$54.1	$74.8
Net Capital Spending (e) ($ million)	$45-$65	$25-$40	$30.0	$48.2

(a)	2009 results exclude the impact of a 53rd week occurring in the fourth quarter of 2009.

(b)	We report retail fuel margins before deducting credit card costs, which were approximately 4.3 cents per gallon for the first nine months of 2010 and 3.5 cents per gallon for the full 2009 fiscal year. For the first nine months of 2010, the average retail selling price of fuel was $2.67 per gallon, versus $2.23 per gallon for the full 2009 fiscal year.

(c)	Numbers for both years do not reflect existing retail or wholesale store closures, which are typically lower volume locations than new sites.

(d)	Gross capital spending is total dollars expended YTD for new stores, maintenance and enhancements, IT and rebranding capital, and includes acquisition spending for historical periods. The Company does not give guidance on potential future acquisition spending.

(e)	Net capital spending is gross capital expenditures, less proceeds from sale/leaseback transactions and asset dispositions. The Company does not give guidance on potential acquisition spending.

(1)	Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please refer to the discussion and tables under “Reconciliations of Non-GAAP Measures” later in this news release for a discussion of our use of Adjusted EBITDA and a reconciliation to net income and cash provided by operating activities for the periods presented.

Third Quarter Earnings Conference Call

Susser’s management team will hold a conference call today at 11 a.m. ET (10 a.m. CT) to discuss third quarter results. To participate in the call, dial 480-629-9643 at least 10 minutes early and ask for the Susser conference call. The call will also be accessible via Susser’s Web site at www.susser.com. To listen live, please visit the Investor Relations page of Susser’s Web site at

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least 10 minutes early to register. A telephonic replay will be available through November 16 by calling 303-590-3030 and using the pass code 4377897#. An archive will be available for 60 days on Susser’s web site.

Corpus Christi, Texas-based Susser Holdings Corporation is a third-generation family led business that operates more than 525 convenience stores in Texas, New Mexico and Oklahoma primarily under the Stripes banner. Restaurant service is available in 310 of its stores, primarily under the proprietary Laredo Taco Company brand. The Company also supplies branded motor fuel to over 420 independent dealers through its wholesale fuel division.

Forward-Looking Statements

This news release contains “forward-looking statements” describing Susser’s objectives, targets, plans, strategies, costs, anticipated capital expenditures, expansion of our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competition from convenience stores, gasoline stations, other non-traditional retailers and other wholesale fuel distributors; changes in economic conditions; volatility in energy prices; political conditions in key crude oil producing regions; wholesale cost increases of tobacco products; adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; consumer or other litigation; consumer behavior, travel and tourism trends; devaluation of the Mexican peso or restrictions on access of Mexican citizens to the U.S.; unfavorable weather conditions; changes in state and federal regulations; dependence on one principal supplier for merchandise, two principal suppliers for motor fuel and one principal provider for third-party transportation of our motor fuel; financial leverage and debt covenants; changes in debt ratings; inability to identify, acquire and integrate new stores; dependence on senior management; acts of war and terrorism; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended January 3, 2010, and in subsequent quarterly 10-Qs. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow

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Susser Holdings Corporation

Consolidated Statements of Operations

Unaudited

	Three Months Ended		Nine Months Ended
	September 27, 2009	October 3, 2010	September 27, 2009	October 3, 2010
	(dollars in thousands; except per share amounts)
Revenues:
Merchandise sales	$201,190	$207,018	$583,049	$606,332
Motor fuel sales	668,477	749,196	1,771,805	2,285,180
Other income	12,433	10,203	31,220	31,569

Total revenues	882,100	966,417	2,386,074	2,923,081
Cost of sales:
Merchandise	134,883	136,968	387,830	403,226
Motor fuel	627,476	699,815	1,673,331	2,157,118
Other	(20)	257	75	1,837

Total cost of sales	762,339	837,040	2,061,236	2,562,181

Gross profit	119,761	129,377	324,838	360,900
Operating expenses:
Personnel	38,008	39,514	110,260	112,390
General and administrative	8,814	8,915	25,905	27,666
Other operating	31,610	32,837	86,700	95,121
Rent	9,135	11,004	27,178	31,597
Loss on disposal of assets	884	22	1,042	864
Depreciation, amortization and accretion	11,484	10,514	31,996	33,087

Total operating expenses	99,935	102,806	283,081	300,725

Income from operations	19,826	26,571	41,757	60,175
Other income (expense):
Interest expense, net	(9,444)	(9,985)	(28,533)	(53,945)
Other miscellaneous	(46)	(60)	(28)	(125)

Total other expense, net	(9,490)	(10,045)	(28,561)	(54,070)

Income before income taxes	10,336	16,526	13,196	6,105
Income tax expense	(3,823)	(7,563)	(5,430)	(4,021)

Net income	6,513	8,963	7,766	2,084

Less: Net income attributable to noncontrolling interests	10	11	29	33

Net income attributable to Susser Holdings Corporation	$6,503	$8,952	$7,737	$2,051

Net income per share attributable to Susser Holdings Corporation:
Basic	$0.38	$0.53	$0.46	$0.12
Diluted	$0.38	$0.52	$0.45	$0.12
Weighted average shares outstanding:
Basic	16,937,013	17,022,362	16,930,903	17,010,840
Diluted	17,030,021	17,278,898	17,005,231	17,147,511

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Susser Holdings Corporation

Consolidated Balance Sheets

	January 3, 2010	October 3, 2010
		unaudited
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$17,976	$63,672
Accounts receivable, net of allowance for doubtful accounts of $903 at January 3, 2010 and $1,014 at October 3, 2010	65,510	65,910
Inventories, net	78,788	80,164
Other current assets	9,507	8,207

Total current assets	171,781	217,953
Property and equipment, net	410,574	411,740
Other assets:
Goodwill	242,295	240,158
Intangible assets, net	33,144	33,929
Other noncurrent assets	15,224	13,686

Total other assets	290,663	287,773

Total assets	$873,018	$917,466

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$129,425	$134,637
Accrued expenses and other current liabilities	26,565	52,169
Current maturities of long-term debt	10,545	543
Deferred gain, short-term portion	2,067	2,104
Deferred purchase price – TCFS acquisition	5,180	5,180

Total current liabilities	173,782	194,633
Long-term debt	384,574	430,714
Revolving line of credit	25,800	—
Deferred gain, long-term portion	33,786	34,899
Deferred tax liability, long-term portion	28,846	26,513
Other noncurrent liabilities	15,812	15,955

Total long-term liabilities	488,818	508,081
Commitments and contingencies:
Shareholders’ equity:
Susser Holdings Corporation shareholders’ equity:
Common stock, $.01 par value; 125,000,000 shares authorized; 17,158,717 issued and 17,141,393 outstanding as of January 3, 2010; 17,398,735 issued and 17,360,919 outstanding as of October 3, 2010	170	172
Additional paid-in capital	183,880	185,771
Retained earnings	25,956	28,006
Accumulated other comprehensive loss	(358)	—

Total Susser Holdings Corporation shareholders’ equity	209,648	213,949
Noncontrolling interest	770	803

Total shareholders’ equity	210,418	214,752

Total liabilities and shareholders’ equity	$873,018	$917,466

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Key Operating Metrics

The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance:

	Three Months Ended		Nine Months Ended
	September 27, 2009	October 3, 2010	September 27, 2009	October 3, 2010
	(13 weeks)	(13 weeks)	(39 weeks)	(39 weeks)
	(dollars in thousands, except motor fuel pricing and gross profit per gallon)
Revenue:
Merchandise sales	$201,190	$207,018	$583,049	$606,332
Motor fuel - retail	427,603	489,130	1,142,269	1,479,395
Motor fuel - wholesale	240,874	260,066	629,536	805,785
Other (a)	12,433	10,203	31,220	31,569

Total revenue	$882,100	$966,417	$2,386,074	$2,923,081
Gross profit:
Merchandise	$66,307	$70,050	$195,219	$203,106
Motor fuel - retail	34,613	42,133	82,806	108,287
Motor fuel - wholesale	6,388	7,248	15,668	19,775
Other (a)	12,453	9,946	31,145	29,732

Total gross profit	$119,761	$129,377	$324,838	$360,900
Adjusted EBITDA (b):
Retail	$26,080	$32,812	$64,984	$85,125
Wholesale	8,272	6,202	16,356	15,832
Other	(1,245)	(1,778)	(4,065)	(5,093)

Total Adjusted EBITDA	$33,107	$37,236	$77,275	$95,864
Retail merchandise margin	33.0%	33.8%	33.5%	33.5%
Merchandise same store sales growth	4.0%	3.4%	4.8%	3.0%
Average per retail store per week:
Merchandise sales	$29.8	$30.5	$29.0	$29.7
Motor fuel gallons	26.5	27.5	27.0	27.5
Motor fuel gallons sold:
Retail	175,317	185,073	532,616	553,333
Wholesale	125,205	122,115	373,506	370,957
Average retail price of motor fuel	$2.44	$2.64	$2.14	$2.67
Motor fuel gross profit cents per gallon:
Retail	19.7 ¢	22.8 ¢	15.5 ¢	19.6 ¢
Wholesale	5.1 ¢	5.9 ¢	4.2 ¢	5.3 ¢

(a)	2009 reflects reclassification in operating expenses, other revenue and other gross profit.

(b)	See following Reconciliation of Non-GAAP Measures to GAAP Measures.

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Reconciliations of Non-GAAP Measures to GAAP Measures

We define EBITDA as net income attributable to Susser Holdings Corporation before net interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to Adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of Adjusted EBITDA and Adjusted EBITDAR are also excluded in measuring our covenants under our revolving credit facility and the indenture governing our senior notes.

We believe that Adjusted EBITDA and Adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•

they are used as a performance and liquidity measure under our existing revolving credit facility and the indenture governing our existing notes, including for purposes of determining whether they have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends to us;

•

they facilitate management’s ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•

they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	they are used by our Board and management for determining certain management compensation targets and thresholds.

EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	they do not reflect changes in, or cash requirements for, working capital;
•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our existing revolving credit facility or existing notes;
•	they do not reflect payments made or future requirements for income taxes;
•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDAR do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

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The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended		Nine Months Ended
	September 27, 2009	October 3, 2010	September 27, 2009	October 3, 2010
	(in thousands)
Net income attributable to Susser Holdings Corporation	$6,503	$8,952	$7,737	$2,051
Depreciation, amortization and accretion	11,484	10,514	31,996	33,087
Interest expense, net	9,444	9,985	28,533	53,945
Income tax expense	3,823	7,563	5,430	4,021

EBITDA	31,254	37,014	73,696	93,104
Non-cash stock based compensation	923	140	2,509	1,771
Loss on disposal of assets	884	22	1,042	864
Other miscellaneous expense	46	60	28	125

Adjusted EBITDA	$33,107	$37,236	$77,275	$95,864
Rent	9,135	11,004	27,178	31,597

Adjusted EBITDAR	$42,242	$48,240	$104,453	$127,461

The following table presents a reconciliation of net cash provided by operating activities to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Nine Months Ended
	September 27, 2009	October 3, 2010
	(in thousands)
Net cash provided by operating activities	$50,086	$89,452
Changes in operating assets & liabilities	(7,221)	(26,533)
Loss on disposal of assets	(1,042)	(864)
Non–cash stock based compensation	(2,509)	(1,771)
Noncontrolling interest	(29)	(33)
Deferred income tax	(9)	(3,633)
Amortization of debt premium and discount, net	457	(31)
Early extinguishment of debt	—	(21,449)
Income taxes	5,430	4,021
Interest expense, net	28,533	53,945

EBITDA	73,696	93,104
Non-cash stock based compensation	2,509	1,771
Loss on disposal of assets	1,042	864
Other miscellaneous	28	125

Adjusted EBITDA	$77,275	$95,864
Rent	27,178	31,597

Adjusted EBITDAR	$104,453	$127,461